Exhibit 10.11
ACCOUNTING/CONSTRUCTION SERVICES AGREEMENT
THIS ACCOUNTING/CONSTRUCTION SERVICES AGREEMENT (this “Agreement”) is entered into June 29, 2016 and is effective as of June 1, 2016 (“Effective Date”) by and between KBS Acquisition Sub, LLC, a Delaware limited liability company (the “Company”), and GKK Realty Advisors LLC, a Delaware limited liability company (“Manager”).
AGREEMENT
In consideration of the mutual agreements herein set forth, the parties hereto hereby agree as follows:

1.	Definitions.

(a)	“Accounting Services” means the services provided by Manager set forth in Section 2(b)(ii) hereof.

(b)	“Affiliate” means any person or entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the party in question.

(c)
“Applicable Percentage” means (a) 0% for Construction Projects having Construction Costs of less than $50,000; (b) 10.0% for Construction Projects with Construction Costs between $50,001 and $500,000; (c) 5.0% for Construction Projects with Construction Costs between $500,001 and $1,000,000; and (d) 3.0% for Construction Projects with Construction Costs over $1,000,001. For the avoidance of doubt, in the event there are multiple related improvement projects being undertaken at a Property, they shall together be construed as a single construction project.

(d)	“Approved Budget” has the meaning assigned in Section 2(f)(ii).

(e)	“Agreement” has the meaning assigned in the first paragraph.

(f)	“BD2 Sale” has the meaning assigned in Section 12.

(g)
“Breach” means fraud, misappropriation of funds, or embezzlement against Company by Manager in its corporate capacity (as distinguished from the acts of any employees of Manager which are taken without the complicity of any of the Executive Officers) which is not cured within thirty (30) days after notice thereof from Company.

(h)
“Cause” means any of the following, determined to have occurred by a majority ruling of a panel of three arbitrators (one arbitrator chosen by the Company, one arbitrator chosen by the Manager and the third arbitrator chosen by the other two arbitrators (collectively, the “Arbitrators”)) to have caused material damage to the

Company: (i) a Material Breach; (ii) a Material Control Failure; or (iii) a Service Failure. The parties agree to use commercially reasonable efforts to appoint the Arbitrators within seven (7) days of the receipt by Manager of written notice from Company that it intends to seek the determination discussed herein and to have any determination of “Cause” by the Arbitrators completed within thirty (30) days of submission by Company or Manager.

(i)	“Company Account” has the meaning assigned in Section 4.

(j)
“Company Default” means a failure by Company to pay the Construction Oversight Fee payment due to Manager under this Agreement, which failure to pay continues for five (5) business days following written notice of such default, such notice containing the following legend prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval: THIS IS A NOTICE OF A COMPANY DEFAULT. COMPANY’S RESPONSE IS REQUESTED WITHIN FIVE (5) BUSINESS DAYS. COMPANY’S FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN COMPANY BEING DEEMED TO HAVE AGREED THAT A COMPANY DEFAULT; provided, however, that such failure is not caused by any action or inaction of Manager, or any of Manager’s officers, employees, directors, managing directors, members, managers, principals, partners, shareholders, affiliates or subsidiaries.

(k)	“Company’s Insurance” has the meaning assigned in Section 6.

(l)
“Consistent with Accounting Past Practices” or words of similar import means those accounting services and practices (“Accounting Services and Practices”) provided to the Properties by Manager and those affiliates of Manager over the six (6) month period prior to the Effective Date, with adjustments thereto as have been mutually agreed to by Manager and Company.

(m)	“Construction Costs” shall mean all hard costs, engineering costs and architects’ costs actually incurred for a Construction Project.

(n)	“Construction Oversight Fee” has the meaning set forth in Section 7(d)

(o)	“Construction Projects” has the meaning assigned in Section 2(b)(i).

(p)	“Effective Date” has the meaning assigned in the first paragraph.

(q)	“Executive Officers” means the President, Chief Executive Officer, General Counsel and Chief Financial Officer of Gramercy Property Trust Inc.

(r)	“Expenses” has the meaning assigned in Section 8.

(s)	“Extension Option” has the meaning set forth in Section 2(a).

(t)
“Fraud Loss” means an unreimbursed actually incurred loss, cost or expense arising out of the fraud, misappropriation of funds or embezzlement against Company or other willful and material violation of this Agreement by Manager or any employees of Manager.

(u)	“KBS REIT” means KBS Real Estate Investment Trust, Inc.

(v)
“Material Breach” means fraud, misappropriation of funds, or embezzlement against Company or other willful and material violation of this Agreement by Manager in its corporate capacity (as distinguished from the acts of any employees of Manager which are taken without the complicity of any of the Executive Officers) which is not cured within thirty (30) days after notice thereof from Company and which would have a material adverse effect on the Company. Manager and Company each agree to promptly notify the other of any Material Breach that Manager or Company is aware of or becomes aware of during the Term.

(w)
“Material Control Failure” means any “significant deficiencies” or any “material control weakness” identified by the Manager’s independent external auditors or by the Company’s internal auditors; provided, however, a Material Control Failure shall not occur if: (i) the “significant deficiencies” or “material control weakness” arose out of the actions of persons employed by Company; or (ii) Manager has cured such breach within a period of fifteen (15) days after notice of such fact or in the case of a breach that cannot be cured, has diligently modified its internal controls in order to prevent re-occurrence. Manager and Company each agree to promptly notify the other of any Material Control Failure that Manager or Company is aware of or becomes aware of during the Term. Company and Manager hereby agree that no Material Control Failure shall exist based on events or circumstances which arose prior to the date hereof and which Company is aware of as of the Effective Date.

(x)	“Offset Amounts” means any damages incurred by Company as a result of Cause, as determined by the Arbitrators.

(y)
“Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

(z)	“Properties” means the fee or leasehold interest in the real estate assets described on Annex A attached hereto and made a part hereof.

(aa)	“Response Notice” has the meaning set forth in Section 9.

_____________________
1 Update.

(bb)	“Second Amended AM Agreement” means that certain Second Amended and Restated Asset management Services Agreement dated as of June 1, 2016.

(cc)
“Service Failure” means the failure of Manager to provide a substantively equivalent level of accounting services and performance under this Agreement which is Consistent with Accounting Past Practices; provided, however, a Service Failure shall not be deemed to have occurred if Manager has substantially cured such failure within a period of ten (10) days after written notice outlining the specific details of such failure. Manager agrees to promptly notify Company of any Service Failure that Manager is aware of or becomes aware of during the Term.

(dd)
“Settlement Agreement” means, collectively, that certain (a) Collateral Transfer and Settlement Agreement, dated as of September 1, 2011, by and among GKK Stars Acquisition LLC (“GKK Stars”), KBS Acquisition Sub, LLC, KBS GKK Participation Holdings I, LLC, KBS GKK Participation Holdings II, LLC, KBS Debt Holdings Mezz Holder, LLC and KBS Acquisition Holdings, LLC, and (b) Acknowledgment and Consent Agreement, dated as of September 1, 2011, by and among Goldman Sachs Mortgage Company, Citicorp North America, Inc., GKK Stars, KBS Acquisition Sub, LLC, KBS GKK Participation Holdings I, LLC, KBS GKK Participation Holdings II, LLC, KBS Debt Holdings Mezz Holder, LLC and KBS Acquisition Holdings, LLC.

(ee)
“Subsidiary” means any direct or indirect subsidiary of the Company, any partnership, the general partner of which is the Company or any direct or indirect subsidiary of the Company and any limited liability company, the managing member of which is the Company or any direct or indirect subsidiary of the Company.

(ff)	“Systemic Accounting Failure” has the meaning set forth in Section 9.

(gg)	“Systemic Accounting Failure Notice” has the meaning set forth in Section 9.

2.	Appointment and Duties of Manager.

(a)
Appointment. Unless earlier terminated in accordance with the terms of this Agreement, commencing on the Effective Date and continuing until December 31, 2016, the Company hereby appoints Manager as its exclusive accounting/construction manager to provide the services set forth herein subject to the further terms and conditions set forth in this Agreement. So long as the Company is not in default of its obligations hereunder, Company shall have the right to extend the foregoing expiration date to December 31, 2017 by delivery of written notice to Manager irrevocably exercising such option, such notice, to be effective must be delivered no later than May 30, 2016 (herein, the “Extension Option”). Subject to the terms and conditions of this Agreement, Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein, provided funds are made available by the Company for such purposes, as set forth in Section 8 hereof.

(b)	Duties. Manager will perform (or cause to be performed) the following services and activities for the Company, all of which activities shall be performed Consistent with Accounting Past Practices:

(i)
providing oversight (including providing development budgets) with respect to construction, development and other capital improvement projects being undertaken at any Property (whether on site or located off site but for the benefit of the Property) including, without limitation, tenant improvements being undertaken by, or at the direction of, a tenant at any Property (herein, “Construction Projects”);

(ii)	providing or overseeing the following accounting related services Consistent with Accounting Past Practices:

(1)
administration and maintenance of general ledger accounts in the Company’s MRI accounting system using the Company’s approved chart of accounts. The Company’s books are to be separate from Manager’s and/or any other Subsidiary’s books;

(2)
administration and maintenance of general ledger on both a cash and US GAAP basis. US GAAP shall include, among other things, straightlining of rent, FAS 141 setup and maintenance, and proper treatment of lease incentives;

(3)	monthly cash cutoff, other than at the end of the calendar year, shall be on the 20th of each month. Accruals are to be through the end of each month;

(4)
administration and maintenance of a general ledger trial balance, balance sheet, income statement and certain other reports the Manager customarily prepares in the normal course of business and periodic distribution of such reports to the Company;

(5)	preparation of period-end reconciliations and associated period-end journal entries for all significant balance sheet accounts;

(6)	accounting oversight including review of monthly trial balances and supporting documentation and timely correct bank reconciliations;

(7)	ensure that all expense invoices are submitted for “proper approval” before processing them for payment;

(8)	administration of accounts payable (including check generation and wire transfers);

(9)	administration of timely payment and recordation of any required principal and interest payments under any underlying debt of the Properties;

(10)	administration of recurring cash transfers between bank accounts;

(11)
determine monthly accruals for any costs incurred and unpaid, regardless of whether actual invoice has been received, including fixed expenses, and non-recurring expenses such as repair and maintenance and capital expenditures. Accruals will be reviewed with the budget and changes will be recommended as necessary and reflected in accruals. Notwithstanding the foregoing, Manager will utilize a quarterly accrual process for construction in process. All other accruals will be prepared monthly;

(12)	administration of accounts receivable and collections including daily posting of cash receipts;

(13)	maintenance of lease database including preparation of lease abstracts for new and modified lease agreements and preparation of related schedules such as lease inventory reports and rent rolls;

(14)	recording and maintenance of depreciation and amortization on all the following basis- GAAP, tax, and E&P. Depreciation is to be available as requested in a excel downloaded format;

(15)
monitor the Company’s compliance with internal policy guidelines as provided by the Company, including those applicable under Sarbanes-Oxley and including loan covenants with respect to applicable financing arrangements;

(16)
act as liaison between the Company and its independent accountants to provide backup and answer questions with respect to information presented on the general ledger, trial balance, balance sheet, income statement and certain other reports the Manager customarily prepares in the normal course of business;

(17)
maintenance of all accounting records supporting the financial statements (consistent with the Company’s record retention program) in reasonable fashion and separate and discrete from the Manager’s accounting records; and

(18)
following all documented accounting and internal control policies, processes and procedures as they currently exist and/or may be established in the future with the approval of Manager and Company; and

(iii)	assisting with the preparation of work papers for required tax filings and reports.

(c)	404 Services. As of the Effective Date of this Agreement, the Manager shall:

(i)
provide Company with reasonable access to internal documents, reports, risk assessments, process narratives and other information pertaining to and/or used by Manager in connection with ensuring compliance with Section 404 of the Sarbanes-Oxley Act;

(ii)
allow Company’s internal audit to perform property audits, walkthroughs, process documentation, control testing and any other procedure needed to comply with Section 404 of the Sarbanes-Oxley Act on an annual basis;

(iii)	make changes as reasonably requested by the Company to its accounting reporting requirements; and

(iv)	make available to the Company, its internal audit team and its accountants all necessary books, records and other information needed in order to permit Company to complete ongoing audits.

(d)
Other Service Providers. Manager may retain for, and on behalf of, the Company, and at the sole cost and expense of the Company, at market rates and costs, such services of accountants, legal counsel, appraisers, insurers and brokers, among others, including Manager’s affiliates, as Manager deems necessary or advisable in connection with the provision of its duties under this Agreement; provided, that any such agreement entered into with an affiliate of Manager to perform any such services shall be engaged on terms no more favorable to such affiliate than would be obtained from a third party on an arm’s-length basis and if the costs and expenses of such third party contracts exceed $10,000 in any calendar year they will be subject to the Company’s approval. Notwithstanding the foregoing, all new third party contracts shall be terminable upon thirty (30) days’ notice without penalty.

(e)	Reporting Requirements.

(i)
Manager shall prepare, or cause to be prepared, with respect to the Properties: (a) reports and information on the Properties’ operations and performance as described on Annex B attached hereto in form and substance and to the extent Consistent with Accounting Past Practices; and (b) such other reports as may be reasonably requested by Company. Monthly and quarterly books shall be finalized and available for review by Company as soon as reasonably practicable and in any event shall be available for review by Company within seven (7) business days following the 20th of each month other than December and within seven (7) business days following December 31st;

(ii)	Intentionally Omitted

(iii)
Manager shall prepare, or cause to be prepared, all materials and data necessary to complete an annual audit of the Company’s books of account by a nationally recognized independent accounting firm of good reputation, initially Ernst & Young; and

(iv)
Additionally and notwithstanding anything in this Agreement to the contrary, Manager acknowledges and agrees that it will prepare the financial accounting reports required by all mortgage loans which affect the Properties.

(f)
Budgets: The operating and capital budget (the “Budget”) for the operation, repair and maintenance of each of the Properties for 2016 (the “2013 Budget”) has been submitted to, and has been approved by, Company. On or before the date specified each year by the Company (but no earlier than July 31st, nor later than October 31st), Manager shall prepare and submit to Company a preliminary Budget for the next calendar year followed by a final Budget for the next calendar year, incorporating any changes requested by Company. Such Budgets shall be uploadable by the MRI accounting system and shall:

(i)
Be prepared on a basis Consistent with Accounting Past Practices and in sufficient form and detail that when uploaded into the MRI accounting system, can be used by the Company to prepare a cash and accrual basis budget; and

(ii)
Show a month by month projection of income, expenses, capital expenditures and reserves. After written approval of each such Budget by Company (each such approved Budget being an “Approved Budget”), Manager shall oversee the implementation by the property managers of the Approved Budget.

(iii)
Manager shall prepare on a monthly basis (i) variance analysis of rental income as compared to budget (to be prepared as part of a 13 month trend analysis); (ii) variance analysis of common area maintenance (CAM) percentages as compared to prior month actual (to be prepared as part of a 13 month trend analysis); (iii) variance analysis of actual expenses as compared to prior month actual; and (iv) comparison of actual expenses to budgeted expenses as requested, but not more than quarterly.

(g)
Use of Manager’s Funds. Manager shall not be required to expend money in excess of that contained in any applicable Company Account or otherwise made available by the Company to be expended by Manager hereunder.

(h)
Reliance by Manager. Manager, in performing its duties under this Section 2, shall be entitled to rely on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by Manager at the Company’s sole cost and expense.

(i)
Payment and Reimbursement of Expenses. The Company shall pay all expenses, and reimburse Manager for Manager’s expenses incurred on its behalf, in connection with any such services to the extent such expenses are reimbursable by the Company to Manager pursuant to Section 8 hereof.

3.	Dedication; Other Activities.

(a)
Devotion of Time. Manager will provide a management team (“Team”) to deliver the services to the Company hereunder. Manager covenants to the Company that the Team shall devote sufficient time to satisfy its responsibilities under this Agreement and to properly perform its duties and obligations under this Agreement. The Company shall have the benefit of Manager’s reasonable judgment and effort in rendering services and, in furtherance of the foregoing, Manager shall not undertake activities which, in its reasonable judgment, will adversely affect the performance of its obligations under this Agreement.

(b)
Other Activities. Except to the extent set forth in clause (a) above, nothing herein shall prevent Manager or any of its affiliates or any of the officers and employees of any of the foregoing from engaging in other businesses, or from rendering services of any kind to any other Person.

4.
Bank Accounts. At the direction of the Company, Manager may establish and maintain on behalf of the Company one or more bank accounts in the name of the Company or any other Subsidiary (any such account, a “Company Account”), collect and deposit funds into any such Company Account and disburse funds from any such Company Account, Consistent with Accounting Past Practices and in accordance with the terms of this Agreement. Notwithstanding the foregoing, Manager shall designate control of any such Company Account to the Company and the Company shall give to Manager joint signature authority with respect to checks for such bank accounts. Manager shall from time to time render appropriate accountings of such collections and payments to the Company and, upon request, to the auditors of Company as set forth in Section 2 of this Agreement. The bank at which such accounts will be maintained shall be subject to the approval of Company.

5.	Records; Confidentiality.

(a)
Records. Manager shall maintain appropriate books of account and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of the Company at any time during normal business hours.

(b)
Confidentiality. Manager shall keep confidential any nonpublic information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement), except: (i) with the prior written consent of the Company; (ii) to legal counsel, accountants and other professional advisors; (iii) to appraisers, consultants, financing sources and others in the ordinary course of the Company’s business; (iv) to governmental officials having jurisdiction over the Company; (v) in connection with any governmental or regulatory filings of the Company or disclosure or presentations to Company investors; or (vi) as required by law or legal process to which Manager or any Person to whom disclosure is permitted hereunder is a party. The foregoing shall not apply to information which has previously become available through the actions of a Person other than Manager not resulting from Manager’s violation of this Section 5(b). The foregoing is not intended to prevent Manager or its Affiliates from, and Manager is permitted to, bid on Properties offered for sale by the Company even if such bid utilizes confidential information; provided, however, prior to bidding or participating in any foreclosure sale of any of the Properties, (i) Manager or any Affiliate of Manager shall first notify Company and KBS REIT in writing of Manager’s or any of its Affiliate’s interest in bidding on any such foreclosure sales of any Properties, (ii) Manager shall represent and warrant to Company and KBS REIT in writing that Manager is unaware of any material information (whether written or oral) relating to the Properties offered for sale that is not available to the Company, and (iii) Manager shall recuse itself from the sales process for such Properties, and Manager shall not be privy to any other bids for such Properties.

6.	Obligations of Manager; Restrictions.

(a)
Restrictions. Manager shall refrain from any action that, in its sole judgment made in good faith, would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or the Properties. If Manager is ordered to take any such action by the Company, Manager shall promptly notify the Company of Manager’s judgment that such action would violate any such law, rule or regulation or would be for a cost in excess of that set forth in the Approved Budget. Notwithstanding the foregoing, the Manager, shall not be liable to the Company or any Subsidiary, or any of the Company’s stockholders, members or partners for any act or omission by Manager, its managers, directors, officers, employees or agents taken in good faith or except as provided in Section 10 hereof.

(b)
Manager’s Insurance. Manager shall maintain the following insurance in Manager’s name applicable to Manager’s activities under this Agreement (collectively, “Manager’s Insurance”): (i) “errors and omissions” coverage with an aggregate policy limit of $10,000,000, (ii) commercial crime coverage with an aggregate policy limit of not less than $1,000,000, (iii) broad form commercial general liability coverage in an amount not less than $20,000,000 combined single limit, (iv) automobile liability coverage for both owned and non-owned vehicles, in an amount not less than $5,000,000 combined single limit and (v) workers compensation insurance as required by law covering all Manager’s employees (and, when required by law, compulsory non-occupational disability insurance).

(c)	Manager’s Insurance Requirements. Manager’s Insurance shall be underwritten by reputable, financially sound companies. Manager shall furnish Company with certificates evidencing Manager’s Insurance within ten (10) business days following the Effective Date and thereafter upon renewing or replacing such insurance. Manager’s Insurance policies shall provide that they may not be cancelled or modified unless thirty (30) days’ prior written notice of such cancellation or modification has been provided to Company. Company shall be named as a loss payee on Manager’s commercial crime insurance policy.

(d)
Company’s Insurance. Company and Manager acknowledge and agree that Company, at its expense, has obtained property and liability insurance with respect to the Properties and shall maintain and keep in force such property and liability insurance to the extent reasonably and commercially feasible (“Company’s Insurance”). Company shall deliver to Manager certificates of insurance evidencing Company’s Insurance within ten (10) business days following the Effective Date, which certificates shall state that Company’s Insurance shall be primary and non-contributory as to claims made against Company and Manager and which are not covered by Manager’s indemnity pursuant to Section 10 below. Manager shall be named as an additional insured on Company’s liability insurance and evidence thereof shall be furnished to Manager. Manager shall furnish any information that is reasonably requested or required by Company for the purpose of establishing the placement of insurance coverage and shall aid and cooperate in every reasonable way with respect to such insurance and any loss thereunder. Manager shall promptly notify Company and the insurance carrier if Manager receives notice of any loss, damage or injury with respect to any of the Properties. Company shall cause Manager to be covered as an additional insured under Company’s Commercial General Liability Insurance covering the Properties. To the extent that Company is entitled to any Offset Amounts or reimbursement of Fraud Losses as expressly provided for herein, Manager shall be entitled to receive any subsequent recoveries from any insurance policies relating to such Offset Amounts. Company shall use commercially reasonable efforts to pursue any insurance claims relating to Offset Amounts or Fraud Losses.

7.	Compensation.

(a)
Construction Management. Company shall pay to Manager a fee (“Construction Oversight Fee”) equal to the Applicable Percentage of Construction Costs with respect to Construction Projects. The Construction Oversight Fee shall be paid on a monthly basis on or before the 5th day of each calendar month based on an agreed to schedule between the Company and Manager as it relates to each applicable Construction Project.

(b)
No Breach Event. The Company and Manager each acknowledge that (i) each of the Company and GKK Stars has completely satisfied each and every one of its respective obligations under the Settlement Agreement to the date of this Agreement, (ii) no Breach Event has occurred under the Settlement Agreement, and (iii) none of the Company or any affiliate of the Company has any right under the Settlement Agreement to (A) offset any amounts then and thereafter owing to

Manager under this Agreement or (B) seek the return from Manager or any affiliate of Manager of any amounts accrued and paid under this Agreement. Manager acknowledges that GKK Stars still has continuing obligations set forth under Section 5.8 of the Settlement Agreement.

8.
Expenses. So long as such expenses are incurred by Manager in good faith in furtherance of the services provided by Manager under this Agreement, the Company shall pay all of its expenses and shall reimburse Manager for its documented reasonable expenses incurred on the Company’s behalf in accordance with this Agreement (collectively, the “Expenses”). Expenses include all reasonable and customary costs and expenses which are expressly designated elsewhere in this Agreement as the Company’s expenses, together with the following:

(a)	travel and out-of pocket expenses incurred in connection with the services provided by Manager under this Agreement;

(b)	costs of third-party professional fees including, but not limited to, legal, accounting, tax, auditing and other similar services performed for the Company;

(c)	compensation and expenses, including salary, bonuses, health and welfare benefits and liability insurance, for employees and independent contractors assigned to one or more Properties;

(d)	costs associated with establishing and maintaining bank accounts;

(e)	costs associated with any computer hardware or software used for the Company, including, but not limited to, any software or licenses required for Manager’s use of the MRI accounting system;

(f)	costs and expenses incurred contracting with third parties, including affiliates of Manager;

(g)	all other costs associated with the services provided by the Manager under this Agreement, including appraisal, engineering and environmental studies, reporting, audit and legal fees;

(h)	costs and expenses charged by states and municipalities on entities doing business in those locations;

(i)	costs and expenses incurred in connection with corporate and partnership maintenance and legal compliance including annual filing fees, state fees, service company charges and other items;

(j)	all expenses actually incurred by Manager which are reasonably necessary for the performance by Manager of its duties and functions in accordance with the terms of this Agreement; and

actual wages, salaries and benefits of property accounting staff at the level of property controller and below, for all property accounting services relating to the Properties as agreed to by Company and Manager.
Manager may retain third parties including accountants, legal counsel, real estate underwriters and brokers, among others, on the Company’s behalf, and be reimbursed for such services. The provisions of this Section 8 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

9.
Accounting Matters. In the event Company reasonably determines Manager is failing in a systemic and repeated manner to perform Accounting Services in any material respect (each such failure being a “Systemic Accounting Failure”), Company shall have the right to promptly notify Manager (the “Systemic Accounting Failure Notice”), in writing, of such event, which Accounting Failure Notice shall include a reasonably detailed description of such Systemic Accounting Failure together with all appropriate backup documentation. Within ten (10) business days of Manager’s receipt of such Systemic Accounting Failure Notice, Manager shall notify Company, in writing (the “Response Notice”), that it elects to cure in all material respects such Systemic Accounting Failure as described below. If Manager fails to deliver a Response Notice by the end of such ten (10) business day period, Company shall deliver to Manager a second Systemic Accounting Failure Notice containing the following legend prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval: THIS IS A SECOND NOTICE OF A SYSTEMIC ACCOUNTING FAILURE. MANAGER’S RESPONSE IS REQUESTED WITHIN FIVE (5) BUSINESS DAYS. MANAGER’S FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN MANAGER BEING DEEMED TO HAVE AGREED THAT A SYSTEMIC ACCOUNTING FAILURE HAS OCCURRED AND MANAGER HAS ELECTED TO NOT CURE SUCH SYSTEMIC ACCOUNTING FAILURE. In the event that Manager fails to deliver a Response Notice to Company within five (5) business days of receipt of a second Systemic Accounting Failure Notice delivered with the legend described above, then Manager shall be deemed to have agreed that a Systemic Accounting Failure has occurred and Manager has elected to not cure such Systemic Accounting Failure and Company shall be entitled to the Remedy until such time as the Systemic Accounting Failure is cured as described below.

If Manager delivers a Response Notice it shall promptly commence and diligently proceed to correct the Systemic Accounting Failures noted by Company, which correction may be achieved by curing the specific Systemic Accounting Failures or by Manager correcting its internal controls, procedures and processes as appropriate to avoid a repeat of the identified Systemic Accounting Failure and which cure must be completed, in any event, no later than fifteen (15) business days following the receipt of the initial Systemic Accounting Failure Notice; provided, however, with respect to a cure that requires performance by Manager on a quarterly basis, Manager shall complete such cure within such fifteen (15) business day period (and shall be charged a Remedy if such cure is not completed within such fifteen (15) business day period) and provided such cure is in place within such fifteen (15) business day period, Manager shall not be charged a Remedy unless in the next following applicable quarter such cure fails. If

Manager fails to so cure such Systemic Accounting Failure on or before said fifteen (15) business day period (or next quarter as applicable), then, as the Company’s sole remedy, the Company shall be entitled to liquidated damages payable by Manager in an amount equal to $100,000.00 per month (or $3,333.33 per day per Systemic Accounting Failure until all such Systemic Accounting Failure(s) are cured, as reasonably determined by Company) (herein, the “Remedy”).
Notwithstanding the foregoing to the contrary, Manager shall have the right to dispute the existence of a Systemic Accounting Failure and submit such matter to the Arbitrators for their determination as set forth in the definition of Cause; provided, however, during such determination, Manager shall use best efforts to reasonably address any concerns raised by Company and notwithstanding the forgoing, Company shall be entitled to the Remedy if a Systemic Accounting Failure is not cured within the applicable cure period set forth above (without Manager being deemed to agree that a Systemic Accounting Failure has occurred) regardless of whether or not Manager is disputing the existence of a Systemic Accounting Failure. However, if at a later date the Arbitrators determine that there was not a Systemic Accounting Failure, then Company shall promptly reimburse the Remedy to Manager. If the Arbitrators conclude that a Systemic Accounting Failure has occurred, then Company shall have the right to cure such Systemic Accounting Failure within the time frames set forth above or a Remedy shall be due.

10.	Limits of Manager Responsibility; Indemnification.

(a)
Pursuant to this Agreement, Manager will not assume any responsibility other than to render the services called for hereunder and will not be responsible for any action of the Company in following or declining to follow its advice or recommendations. Except in the event of a Material Breach, Manager will not be liable to the Company, any Subsidiary, any of their directors, officers, stockholders, managers, owners or partners for acts or omissions performed or not performed in accordance with and pursuant to this Agreement. In no event shall any Affiliate of the Manager or any of the Manager’s or its Affiliates respective members, stockholders, partners, managers, directors, officers, employees and agents be liable to the Company, any Subsidiary, any of their directors, officers, stockholders, managers, owners or partners for acts or omissions performed or not performed in accordance with, pursuant to or otherwise in connection with this Agreement The Company agrees to indemnify Manager and its Affiliates and their respective members, stockholders, partners, managers, directors, officers, employees and agents with respect to all expenses, losses, actual damages, liabilities, demands, charges and claims arising from acts or omissions of Manager performed in good faith in accordance with and pursuant to this Agreement and not resulting from the gross negligence or willful misconduct of Manager or as a result of the reckless disregard by Manager of its duties hereunder, as determined pursuant to a final, non-appealable order of a court of competent jurisdiction; provided, however, Manager first agrees to (i) make all necessary claims under the Manager’s Insurance that Manager is required to carry under this Agreement, (ii) use best efforts to pursue such claims until completion, and (iii) first use all proceeds of such claims, prior to making any claims against the Company under this Section 10. Manager agrees to indemnify Company and its directors and officers with respect to all expenses, losses, actual damages, liabilities, demands, charges and claims arising from acts of Manager constituting willful misconduct, gross negligence or reckless disregard of its duties under this Agreement by Manager, as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement.

(b)
In the event of a Breach, regardless of whether or not such Breach is a Material Breach, (i) Manager shall reimburse Company (A) any funds or monies which Company loses due to fraud, misappropriation of funds or embezzlement by Manager in its corporate capacity and (B) all out of pocket costs and expenses incurred by the Company relating to such matters and (ii) the Company shall be entitled to pursue all rights and remedies available at law or in equity, except as otherwise set forth herein.

11.
No Joint Venture/Independent Contractor. Nothing in this Agreement shall be construed to make the Company and Manager partners or joint venturers or impose any liability as such on either of them. Manager in performance of its duties however is an independent contractor.

12.	Term; Termination.
The “Term” of this Agreement is from the Effective Date through December 31, 2016, (or December 31, 2017 if the Extension Option is properly exercised) subject to the right of (1) the Company to terminate this Agreement: (A) at any time on thirty (30) days prior written notice for Cause hereunder or for Cause under the Second Amended AM Agreement; or (B) with no requirement of Cause upon the satisfaction of the following conditions: (i) the closing of the sale of all or substantially all of the Properties comprising the BD2 portfolio (the “BD2 Sale”); and (ii) 60 days prior written notice of termination delivered by the Company to the Manager, which notice shall be irrevocable and which notice may only be delivered following the closing of the BD2 Sale; and (2) the right of Manager to terminate this Agreement in the event of a Company Default.

13.
Action Upon Termination or Expiration of Agreement. Without limiting the obligation of the Company to continue to comply with the reporting requirements contained herein for the benefit of the Company which shall expressly survive any termination of this Agreement), from and after the effective date of a termination of this Agreement, Manager shall not be entitled to the Construction Oversight Fee for further services under this Agreement, but shall be paid all compensation accruing to the date of termination and shall be reimbursed for properly incurred expenses. Upon such termination or expiration, Manager shall reasonably promptly:

(a)
after deducting any accrued compensation and reimbursement for Expenses to which it is then entitled, pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement;

(b)	deliver to the Company a full accounting, including a statement showing all payments collected and all money held by it, covering the period following the date of the last accounting furnished to the Company with respect to the Company and through the termination date; and

(c)
upon notice of termination of this Agreement, Manager shall immediately gather all books, records, accounts and any and all other records, documents or materials relating to the Properties or the Company as may be in the possession or control of Manager, including, without limitation, diskettes containing reports or other materials generated in connection with the performance by Manager of its services hereunder, originals of all insurance policies, bills of sale, leases, licenses, service contracts, permits, plans, equipment, tools, supplies and keys with respect to the Properties; and Manager shall provide to Company a list of employees who perform services relating to the Properties after Manager has determined which of such employees shall be terminated. Upon the effective date of termination, Manager shall (i) deliver to Company or its designee all of such books, records, accounts and other materials and any and all other records or documents pertaining to the Properties, whether or not enumerated herein, which are necessary or desirable for the ownership and operation of the Properties, (ii) assign to Company any and all rights Manager may have in and to any existing contracts, licenses and permits relating to the operation and maintenance of the Properties, if any, (iii) provide the Company with access to Manager’s electronic accounting data so that such information can be uploaded into the Company’s accounting and property management systems, and (iv) furnish such information and take all such actions as Company shall reasonably require, in order to effectuate an orderly and systematic ending of the duties and activities of Manager under this Agreement.

14.
Release of Money or other Property Upon Written Request. Manager agrees that any money or other property of the Company held by Manager under this Agreement shall be held by Manager as custodian for the Company, and Manager’s records shall be clearly and appropriately marked to reflect the ownership of such money or other property by the Company. Upon the receipt by Manager of a written request signed by a duly authorized officer of the Company requesting Manager to release to the Company any money or other property then held by Manager for the account of the Company under this Agreement, Manager shall release such money or other property to the Company within ten (10) business days following such request. Manager shall not be liable to the Company, any Subsidiary or any of their respective directors, officers, stockholders, managers, owners or partners for any acts or omissions by the Company in connection with the money or other property released to the Company in accordance with the terms hereof. The Company shall indemnify Manager and its affiliates and their respective members, stockholders, partners, managers, directors, officers, employees and agents against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever which arise in connection with Manager’s release of such money or other property to the Company in accordance with the terms of this Section 14. Indemnification pursuant to this Section 14 shall be in addition to any right to indemnification under Section 10.

15.
Notices. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (a) personal delivery, (b) delivery by a reputable overnight courier, (c) delivery by facsimile transmission against answerback, or (d) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

If to the Company:	c/o KBS Capital Advisors, LLC
620 Newport Center Drive, Suite 1300
Newport Beach, CA 92660
Attn: Jeff Waldvogel

With a copy to:	Greenberg Traurig, LLP
3161 Michelson Drive, Suite 1000
Irvine, CA 92612
Attn: L. Bruce Fischer

With a copy to:	Mayer Brown LLP
700 Louisiana, Suite 3400
Houston, Texas 77002
Attn: Ronald M. Shoss

If to Manager:	c/o Gramercy Property Trust.
521 Fifth Avenue, 30th Floor New York, New York 10175 Attn: Allan B. Rothschild and Peter Tubesing
With a copy to:	Kirkland & Ellis, LLP
300 N. LaSalle Street
Chicago, IL 60654
Attn: Andrew D. Small

Any party may change the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 15 for the giving of notice.

16.
Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

17.
Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement controls and supersedes any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.

18.
Governing Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof. Any legal suit, action or proceeding arising out of or relating to this Agreement may at the instituting party’s option be instituted in any Federal Court in the City of New York, County of New York, pursuant to Section 5-1402 of the New York General Obligations Law and each party hereto waives any objections which it may now or hereafter have based on venue and/or forum non convenient of any such suit, action or proceeding, and each party hereto hereby irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding.

19.
Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

20.
Titles Not to Affect Interpretation. The titles of sections, paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement.

21.
Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

22.
Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

23.
Principles of Construction. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. All references to recitals, sections, paragraphs and schedules are to the recitals, sections, paragraphs and schedules in or to this Agreement unless otherwise specified.

24.
Assignment; Change of Control of Manager. Manager may not assign its duties under this Agreement except as described in this Section 24. Manager may assign this Agreement, Manager’s duties hereunder or direct or indirect interests in Manager so long as the assignee or Manager, as the case may be, shall be controlled, directly or indirectly, by Gramercy Property Trust. For avoidance of doubt for the purposes of this Section 24, Gramercy Property Trust shall include any successor to Gramercy Property Trust. whether by merger, consolidation or similar business combination transaction, however characterized. This Agreement may not be assigned by Company without the prior written consent of the Manager.

25.
No Personal Liability. None of the members, owners, partners (general or limited), direct or indirect, officers, directors, shareholders, employees, agents, trustees or representatives of Company, any Subsidiary or Manager shall be liable, accountable or subject to any suit for any costs, expenses, or liability arising directly or indirectly, out of Company’s or Manager’s (as applicable) failure or refusal to satisfy its obligations hereunder or out of the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
KBS ACQUISITION SUB, LLC
a Delaware limited liability company
By:/s/ Stacie Yamane
Name:    Stacie Yamane
Title:    Chief Accounting Officer

GKK REALTY ADVISORS LLC
a Delaware limited liability company
By:_______________________
Name:
Title:

Annex A
List of the Properties

Annex B
Reports
1.Monthly U.S. GAAP Financial Statements shall be prepared on a consolidated basis, in sub-portfolio groups and/or on a individual property basis in such form as approved by Company, which shall include, among other things, balance sheet, thirteen (13) month income statement with year-to-date actual to budget comparison with explanation of unusual fluxes in thirteen (13) month trend income statement trends (until such time as the Company has had control of the properties for thirteen (13) months, such income statement shall include historical information on the Properties prior to control by the Company), report summarizing any capital expenditures and repair and maintenance which year-to-date are greater than $100,000, supporting depreciation and amortization schedule, FAS13 schedules, and support for significant balance sheet items schedules (in same groupings consolidated basis, in sub-portfolios and/or on individual property basis) such as accounts payable accruals, property taxes, insurance, prepaids, and allowance for doubtful accounts. See Exhibit __ for GAAP Report Table of Contents and Accrual Basis Report Checklist for a complete listing of required reports. Both the GAAP Report Table of Contents and Accrual Basis Report Checklist is required to be signed by both the preparer of the financial statements and their supervisor as representation that the reports are accurate and complete.
2.
    Quarterly Financial Statements shall be prepared in a manner consistent with Item 1 above. In addition, Manager shall provide any information, including supporting back-up schedules/information, as required to complete the Company’s quarterly 10-Q and board packages, including among other things:
(a)    Consolidated Properties portfolio balance sheet, income statement and statement of cash flow
(b)    Five (5) year and thereafter minimum rent schedule
(c)    Five (5) year and thereafter minimum principal paydown schedule
(d)    Schedule of lease expirations by year based on rsf and annualized base rent
(e)    Base information on lease terms, location, industry, annual base rent and rsf on Top Ten (10) Tenants in the Properties portfolio
(f)    Breakout of portfolio by annualized base rent and rsf by geographic and industry dispersion
(g)    Net absorption data for the Properties portfolio by month for a trailing and forward twelve (12) months

(h)    Variances explanations for significant fluctuations between current quarter and current year to date numbers compared to prior year quarter and prior year to date numbers
(i)    Other information as requested.
3.    Annual U.S. GAAP Financial Statements: As soon as practicable, and in any event within seven (7) working days of December 31st, the manager shall deliver annual accrual basis financial statements prepared in a manner and form consistent with Items 1 and 2 above. In addition, Manager shall provide any information as required to complete the Company’s annual audited financial statements and 10-K.
4.    Annual E&P and Tax Return information: In addition to Item 3 above, Manager shall provide FAS depreciation schedules on a E&P basis no later than seven (7) business days prior to January 31st and any other information as requested to allow the Company to prepare an annual E&P estimate for purposes of meeting its 1099-DIV requirements to its investors. In addition, fifteen (15) days after year end numbers have been finalized, FAS depreciation schedules which sort and summarize information by year placed in service and depreciable life categories on a tax basis and other information as requested to allow the Company to prepare its annual tax returns.

Annex C
Property Performance Report